Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

New Source Energy Partners L.P.
Oklahoma City, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of New Source Energy Partners L.P. of the following:

i.
our report dated April 4, 2014, relating to the consolidated financial statements of New Source Energy Partners L.P., appearing in the New Source Energy Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2013 and

ii.
our report dated January 28, 2014, relating to the combined and consolidated financial statements of MidCentral Energy Services, LLC and Affiliate as of September 30, 2013 and December 31, 2012 and for the nine months ended September 30, 2013 and year ended December 31, 2012 appearing in the New Source Energy Partners L.P.’s Current Report on Form 8-K/A filed on January 28, 2014.

/s/ BDO USA, LLP
Austin, Texas
July 15, 2014